Exhibit 5

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Nine Months Ended Sep. 30, 2019

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-49
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-25
D. Financial Risk Management	26-45
E. Fair Value Disclosure	46-49

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the nine months ended Sep. 30, 2019

		For the nine months ended Sep. 30, 2019 (unaudited)	For the nine months ended Sep. 30, 2018 (unaudited)

In thousands of US Dollars	Note

Interest income	C1	324,824	176,378
Interest expense	C1	(21,094)	-

Net interest income		303,730	176,378

Net fee and commission income/(expense)	C2	9,087	(803)
Net gain on financial instruments measured at fair value through profit or loss	C3	63,950	35,822
Impairment provision		(17,184)	(51,487)
General and administrative expenses	C4	(89,102)	(60,387)
Net foreign exchange (loss)/gain		(277)	13

Operating profit for the period		270,204	99,536

Accretion of paid-in capital receivables		47,881	82,733

Net profit for the period		318,085	182,269

Other comprehensive income		-	-

Total comprehensive income		318,085	182,269

Attributable to:
Equity holders of the Bank		318,085	182,269

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at Sep. 30, 2019

In thousands of US Dollars	Note	Sep. 30, 2019 (unaudited)	Dec. 31, 2018 (audited)

Assets
Cash and cash equivalents	C5	2,931,438	2,252,741
Term deposits and certificates of deposit	C5	12,497,600	8,223,299
Investments at fair value through profit or loss	C6	2,103,240	3,325,484
Funds deposited for cofinancing arrangements		5,128	5,992
Loan investments, at amortized cost	C7	1,903,620	1,365,187
Bond investments, at amortized cost	C8	170,109	-
Paid-in capital receivables	C9	2,924,691	4,386,984
Derivative assets	C12	84,099	-
Intangible assets		1,285	906
Other assets	C10	2,611	1,676

Total assets		22,623,821	19,562,269

Liabilities
Borrowings	C11	2,585,456	-
Prepaid paid-in capital		200	2,560
Other liabilities	C13	136,753	47,291

Total liabilities		2,722,409	49,851

Members’ equity
Paid-in capital	C14	19,341,700	19,268,000
Reserve for accretion of paid-in capital receivables		(25,391)	(70,481)
Retained earnings		585,103	314,899

Total members’ equity		19,901,412	19,512,418

Total liabilities and members’ equity	22,623,821		19,562,269

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the nine months ended Sep. 30, 2019

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Reserve for accretion of paid-in capital receivables	Retained earnings	Total members’ equity

Jan. 1, 2018		95,001,100	(76,000,800)	19,000,300	(160,444)	119,163	18,959,019
Capital subscription and contribution		1,185,600	(948,500)	237,100	-	-	237,100

Net profit for the period		-	-	-	-	182,269	182,269

Paid-in capital receivables - accretion effect		-	-	-	(12,283)	-	(12,283)

Transfer of accretion		-	-	-	82,733	(82,733)	-

Sep. 30, 2018 (unaudited)		96,186,700	(76,949,300)	19,237,400	(89,994)	218,699	19,366,105

Jan. 1, 2019		96,339,700	(77,071,700)	19,268,000	(70,481)	314,899	19,512,418
Capital subscription and contribution		368,700	(295,000)	73,700	-	-	73,700

Net profit for the period		-	-	-	-	318,085	318,085

Paid-in capital receivables - accretion effect		-	-	-	(2,791)	-	(2,791)

Transfer of accretion		-	-	-	47,881	(47,881)	-

Sep. 30, 2019 (unaudited)	C14	96,708,400	(77,366,700)	19,341,700	(25,391)	585,103	19,901,412

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the nine months ended Sep. 30, 2019

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2019 (unaudited)	For the nine months ended Sep. 30, 2018 (unaudited)

Cash flows from operating activities
Net profit for the period		318,085	182,269
Adjustments for:
Interest income from term deposits and certificates of deposit		(248,644)	(141,584)
Interest expense from borrowings		21,094	-
Accrued interest on funds deposited for cofinancing arrangements		(58)	(81)
Accretion of paid-in capital receivables		(47,881)	(82,733)
Net gain on financial instruments measured at fair value through profit or loss	C3	(17,607)	(35,822)
Impairment provision	C7	17,184	51,487
Depreciation and amortization		568	821
Increase in loan investments	C7	(566,780)	(382,948)
Increase in bond investments	C8	(172,398)	-
Decrease/(Increase) in funds deposited for cofinancing arrangements		922	(12,118)
Net cash payments for derivatives		(6,505)	-
(Increase)/Decrease in other assets		(718)	500
Increase in other liabilities		102,914	846

Net cash used in operating activities		(599,824)	(419,363)

Cash flows from investing activities
Investment purchases, net	C6	(2,061,497)	(5,032)
Termination of Trust Fund	C6	3,295,167	-
Increase in term deposits and certificates of deposit		(4,265,954)	(1,658,046)
Interest received from term deposits and certificates of deposit		240,296	129,603
Intangible assets		(1,096)	(101)
Property improvements		(68)	(260)
Computer hardware		-	(95)

Net cash used in investing activities		(2,793,152)	(1,533,931)

Cash flows from financing activities
Proceeds from borrowings		2,492,950	-
Capital contributions received		1,581,083	1,901,530
Prepaid paid-in capital received		(2,360)	-

Net cash from financing activities		4,071,673	1,901,530

Net increase/(decrease) in cash and cash equivalents		678,697	(51,764)
Cash and cash equivalents at beginning of period		2,252,741	1,104,866

Cash and cash equivalents at end of period	C5	2,931,438	1,053,102

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed the Articles of Agreement (AOA) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (PRC).

For the nine months ended Sep. 30, 2019, the Bank approved 7 new membership applications. As at Sep. 30, 2019, the Bank’s total approved membership was 100, of which 74 have completed the membership process and have become members of the Bank in accordance with the AOA.

AIIB’s purpose is to: (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of the Bank in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the nine months ended Sep. 30, 2019 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2018.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2018. For new transactions related to borrowings and derivatives during the nine months ended Sep. 30, 2019, the relevant accounting policies have been provided in Note C11 and C12.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the nine months ended Sep. 30, 2019 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2018, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Cash Flows and the Condensed Statement of Changes in Equity is from Jan. 1, 2018 to Sep. 30, 2018.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the nine months ended Sep. 30, 2019	For the nine months ended Sep. 30, 2018
Interest income
Loan investments (1)	52,785	24,797
Cash and deposits	271,634	151,581
Bond investments	405	-

Total interest income	324,824	176,378

Interest expense
Borrowings	(21,094)	-

Total interest expense	(21,094)	-

Net interest income	303,730	176,378

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income/(expense)

	For the nine months ended Sep. 30, 2019	For the nine months ended Sep. 30, 2018
Loan commitment fee and service fee	9,605	123
Special Fund administration fee (Note C18)	52	52

Total fee and commission income	9,657	175

Cofinancing service fee	(570)	(978)

Total fee and commission expense	(570)	(978)

Net fee and commission income/(expense)	9,087	(803)

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the nine months ended Sep. 30, 2019	For the nine months ended Sep. 30, 2018
Money Market Funds (Note C5)	46,343	-
Investments at fair value through profit or loss (Note C6)	11,426	35,822
Borrowings (Note C11)	(71,413)	-
Derivatives	77,594	-

Total	63,950	35,822

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C4	General and administrative expenses

	For the nine months ended Sep. 30, 2019	For the nine months ended Sep. 30, 2018

Staff costs	39,961	28,650
Professional service expenses	15,745	12,898
IT services	10,687	4,536
Travel expenses	8,187	5,253
Facilities and administration Expenses	7,723	4,318
Issuance cost for borrowings	3,125	-
Others	3,674	4,732

Total general and administrative expenses	89,102	60,387

Refer to Note C18 for details of key management remuneration.

C5	Cash, cash equivalents, and deposits with banks

	Sep. 30, 2019	Dec. 31, 2018

Cash	-	-
Deposits with banks
- Demand deposits (1)	677,681	533,731
- Term deposits and certificates of deposit with initial maturity of less than three months	1,603,029	245,602
Money Market Funds (2)	650,728	1,473,408

Total cash and cash equivalents	2,931,438	2,252,741

Add: term deposits and certificates of deposit with initial maturity more than three months (3)	12,497,600	8,223,299

Total cash, cash equivalents, and deposits with banks	15,429,038	10,476,040

(1)	USD345.88 million of demand deposits is segregated for Asian infrastructure related bonds purpose.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C5	Cash, cash equivalents, and deposits with banks (Continued)

(2)	Money Market Funds

	For the nine months ended Sep. 30, 2019	For the year ended Dec. 31, 2018

As at beginning of year/period	1,473,408	-
Additions	7,621,056	1,477,411
Disposals	(8,838,653)	(4,003)
Fair value gain	394,917	-
Money Market Funds	650,728	1,473,408

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)	Term deposits with initial maturity more than three months have maturities up to 24 months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss

	For the nine months ended Sep. 30, 2019	For the year ended Dec. 31, 2018

As at beginning of year/period	3,325,484	3,255,140
Additions	2,066,489	15,364
Termination of Trust Fund	(3,295,167)	-
Return of capital contributions from LP Fund	-	(1,642)
Disposals	(4,992)	-
Fair value gain, net	11,426	56,622
Total investments at fair value through profit or loss	2,103,240	3,325,484

Analysis of investments at fair value through profit or loss:

		Sep. 30, 2019	Dec. 31, 2018

Trust Fund	(a)	-	3,292,628
LP Fund	(b)	36,717	32,360
Investment in Trust	(c)	48,848	-
External Managers Program	(d)	2,010,450	-
Others		7,225	496
Total investments at fair value through profit or loss		2,103,240	3,325,484

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank places funds with an external counterparty in a trust fund account (the “Trust Fund”), which, in accordance with the related Administrative Agreement between the Bank and the counterparty, reinvests the funds in a larger collective pool of investments (the “Pool”) in accordance with the investment mandate for the entire Pool. Notional allocations within the Pool are made, subject to the Investment Framework Agreement between the Bank and the counterparty, to create a model portfolio exposure, as the basis for determining the fair value of the Trust Fund. The Bank classifies this investment as a single unit of account measured at fair value through profit or loss. Fees charged for the administration of the Trust Fund are comprised of a flat fee based upon average assets under management and full-cost recovery of the counterparty’s staff costs, related benefits and allocated overhead related to administering the Pool.

The counterparty does not guarantee any investment return or the principal amount deposited. The Trust Fund reports its notional allocation in the Pool as one class of financial assets.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss (Continued)

The Trust Fund has been terminated in Jan. 2019 and funds have been returned to the general treasury portfolio.

(b)

The Bank also invests in a fund, established and registered as a limited partnership in England (“LP Fund”). The LP Fund is an emerging Asia growth-focused private equity fund, selectively investing in growth capital across multiple sectors. The LP Fund is managed by the General Partner, established and registered as a limited liability partnership in England, who makes all investment decisions on behalf of the Limited Partners. The Bank, along with other investors, has entered into the LP Fund as a Limited Partner with a capital commitment which will be drawn down over the life of the LP Fund, based on drawdown notices sent by the General Partner.

(c)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust were listed on the National Stock Exchange of India Limited on June 27, 2019. The Trust is managed by an investment manager who will make the investment decisions on behalf of the Trust.

(d)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities. The following table sets out the net asset values of the investment portfolio by asset categories as at Sep. 30, 2019:

External Managers Program	Sep. 30, 2019

Cash and equivalents	726
Time deposits and certificates of deposit	225,510
Investment securities	1,784,214
Total	2,010,450

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Loan investments, loan commitments and related expected credit loss (“ECL”) allowance

Loan investments	Sep. 30, 2019	Dec. 31, 2018

Gross carrying amount	1,948,162	1,381,382
ECL allowance	(44,542)	(16,195)
Net carrying amount	1,903,620	1,365,187

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market that the Bank normally enters into such transactions is considered to be the principal market.

As at Sep. 30, 2019, USD15.35 million of the total carrying amount is maturing within 12 months from the reporting date (Dec. 31, 2018: USD1.88 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Sep. 30, 2019. The gross amounts of loans include the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Sep. 30, 2019	Dec. 31, 2018

Loan investments, gross carrying amount	1,948,162	1,381,382
Loan commitments	4,919,781	3,328,105
	6,867,943	4,709,487
Total ECL allowance (a)	(63,868)	(48,973)
	6,804,075	4,660,514

During the nine months ended Sep. 30, 2019, new loan commitments with amount of USD2,158 million (rating ranged from 3 to 9) became effective and were included in the assessment of ECL at Sep. 30, 2019.

(a)	As at Sep. 30, 2019, the total ECL related to loan commitments was USD19.33 million (Dec. 31, 2018: USD32.78 million), presented as a provision in Note C13.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Bond investments at amortized cost

Bond investments	Sep. 30, 2019

Gross carrying amount	172,398
ECL allowance	(2,289)
Net carrying amount	170,109

The Bank has invested in the fixed income portfolio which comprises primarily Asian infrastructure related bonds. The bonds were initially recognized at fair value and subsequently measured at amortized cost.

Bond investments at amortized cost are subject to credit loss estimated through an ECL model, assessed on a forward-looking basis.

C9	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C14) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized costs. The fair value discount is accreted through income using the effective interest method. For the nine months ended Sep. 30, 2019, a total discount of USD2.79 million (for the nine months ended Sep. 30, 2018: USD12.28 million) was debited to the Reserve (Note C15). An amount of USD47.88 million (for the nine months ended Sep. 30, 2018: USD82.73 million) has been accreted through income in the current period.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	Sep. 30, 2019	Dec. 31, 2018

Afghanistan	13,634	13,496
Australia	147,132	145,618
Austria	19,971	19,765
Azerbaijan	10,133	10,053
Bahrain	11,770	15,587
Bangladesh	75,973	75,093
Belarus	9,759	-
Belgium	43,636	-
Brunei Darussalam	2,093	2,071
Cambodia	7,202	7,122
Canada	114,801	152,082
China	-	1,175,447
Cyprus	2,285	3,027
Denmark	14,739	14,618
Egypt	25,936	25,684
Ethiopia	3,608	5,390
Fiji	1,462	1,439
Finland	12,381	24,671
France	134,636	133,491
Georgia	2,153	2,131
Germany	178,742	176,903
Greece	1,544	-
Guinea	766	-
Hong Kong, China	90,527	89,592
Hungary	7,839	11,712
Iceland	698	692
India	333,670	330,600
Indonesia	-	132,871
Iran	126,140	125,392
Ireland	15,465	15,249
Israel	29,917	29,671
Italy	102,582	101,693
Jordan	4,744	4,695
Kazakhstan	29,099	58,010
Korea	149,025	147,492
Kyrgyz Republic	3,121	3,089
Lao PDR	4,948	4,891
Luxembourg	2,770	5,517

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	Sep. 30, 2019	Dec. 31, 2018

Madagascar	571	757
Malaysia	4,361	4,306
Maldives	799	788
Malta	538	533
Mongolia	1,635	1,618
Myanmar	30,191	29,777
Nepal	9,304	10,809
Netherlands	41,119	40,695
New Zealand	18,396	18,207
Norway	21,944	43,713
Oman	10,328	10,232
Pakistan	41,394	82,106
Philippines	39,022	38,611
Poland	33,187	32,908
Portugal	2,590	2,555
Qatar	24,116	23,926
Romania	23,398	22,945
Russia	260,563	257,659
Samoa	230	305
Saudi Arabia	101,529	100,781
Serbia	773	-
Singapore	9,966	9,863
Spain	70,110	68,952
Sri Lanka	10,726	10,624
Sudan	8,941	8,750
Sweden	25,120	50,055
Switzerland	28,172	56,141
Tajikistan	3,567	4,146
Thailand	56,925	56,403
Timor-Leste	1,876	1,848
Turkey	104,112	103,254
United Arab Emirates	47,289	46,899
United Kingdom	121,759	120,508
Uzbekistan	8,771	8,685
Vanuatu	-	-
Vietnam	26,468	52,771
Total paid-in capital receivables	2,924,691	4,386,984

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables (Continued)

As at Sep. 30, 2019, the contractual undiscounted paid-in capital receivables overdue amounting to USD99.74 million (Dec. 31, 2018: USD256.69 million) (Note C13) are not considered as impaired. Of this amount, USD30.78 million was collected by the date of publication of the financial statements for the nine months ended Sep. 30, 2019.

As at Sep. 30, 2019, USD2,503 million (Dec. 31, 2018: USD4,029 million) of the above balance is due within 12 months from the reporting date.

C10	Other assets

	Sep. 30, 2019	Dec. 31, 2018

Prepayments	1,818	766
Computer hardware	100	160
Property improvements	72	341
Others	621	409
Total other assets	2,611	1,676

C11	Borrowings

On May 16, 2019, the Bank issued USD2.5 billion 5-year global notes in the debt capital markets. These notes are SEC-registered and listed on the London Stock Exchange’s regulated market. The coupon rate for these notes is 2.25% fixed per annum. The maturity date for these notes is May 16, 2024.

The borrowings have been designated as financial liabilities at fair value through profit or loss. The Bank applies fair value designation to borrowings that have been swapped into floating-rate debt using derivative contracts, in order to significantly reduce accounting mismatches that otherwise would have arisen if the borrowings are carried at amortized cost while the related swaps are carried at fair value.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk is recognized in other comprehensive income, in accordance with the requirements of IFRS 9.

There was no significant fair value movement of the borrowings attributable to changes in the Bank’s own credit risk as at Sep. 30, 2019. The Bank’s issuer rating has no significant change in consideration of the stable outlooks of the Bank from the time of issuance of the borrowings.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Derivatives

The Bank uses derivative instruments primarily for asset and liability management. The Bank classifies all derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank has elected not to designate any hedging relationships for accounting purpose.

As at Sep. 30, 2019 the Bank had entered into one derivative instrument which is an interest rate swap. This interest rate swap is valued using valuation techniques that consider observable market data such as yield curves and interest rate.

The following table sets out the contractual notional amount and fair values of the derivatives as at Sep. 30, 2019. The payment under the derivatives are subject to enforceable master netting arrangements.

	As at Sep. 30, 2019
		Fair value
	Contractual notional amount	Assets	Liabilities
Interest rate derivatives
Interest rate swap	2,500,000	84,099	-

The table below presents the undiscounted net cash flows in/(out) of the interest rate swap the Bank has entered into as at Sep. 30, 2019.

	As at Sep. 30, 2019
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Interest rate derivatives
Interest rate swap	-	13,720	(7,804)	81,214	-	87,130

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. As at Sep. 30, 2019, the Bank has received cash collateral of USD85.09 million (Note C13) from the counterparty of the interest rate swap.

Due to the present limited size and the collateral arrangements on the interest rate swap, the counterparty valuation adjustment (CVA) and debt valuation adjustment (DVA) are not material.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Other liabilities

	Sep. 30, 2019	Dec. 31, 2018

Cash collaterals payable (Note C12)	85,090	-
Provision – ECL allowance (Note C7)	19,326	32,778
Accrued expenses	12,312	12,847
Staff costs payable	1,366	948
Payable for bond investments purchased	17,279	-
Deferred administration fee (Note C18)	738	690
Others	642	28
Total other liabilities	136,753	47,291

C14	Share capital

	Sep. 30, 2019	Dec. 31, 2018

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,708,400	96,339,700
- Unsubscribed	1,828,100	2,166,300

– Unallocated	1,463,500	1,494,000

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,708,400	96,339,700
Less: callable capital	(77,366,700)	(77,071,700)
Paid-in capital	19,341,700	19,268,000

Paid-in capital comprises:
– amounts received	16,391,618	14,810,535
– amounts due but not yet received	99,742	256,695
– amounts not yet due	2,850,340	4,200,770
Total paid-in capital	19,341,700	19,268,000

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received

Afghanistan	866	86,600	69,300	17,300	3,460	13,840
Australia	36,912	3,691,200	2,953,000	738,200	590,560	147,640
Austria	5,008	500,800	400,600	100,200	80,160	20,040
Azerbaijan	2,541	254,100	203,300	50,800	40,640	10,160
Bahrain	1,036	103,600	82,900	20,700	8,280	12,420
Bangladesh	6,605	660,500	528,400	132,100	52,840	79,260
Belarus	641	64,100	51,300	12,800	2,560	10,240
Belgium	2,846	284,600	227,700	56,900	11,380	45,520
Brunei Darussalam	524	52,400	41,900	10,500	8,400	2,100
Cambodia	623	62,300	49,800	12,500	5,000	7,500
Canada	9,954	995,400	796,300	199,100	79,640	119,460
China	297,804	29,780,400	23,824,300	5,956,100	5,956,100	-
Cyprus	200	20,000	16,000	4,000	1,600	2,400
Denmark	3,695	369,500	295,600	73,900	59,120	14,780
Egypt	6,505	650,500	520,400	130,100	104,080	26,020
Ethiopia	458	45,800	36,600	9,200	5,520	3,680
Fiji	125	12,500	10,000	2,500	1,000	1,500
Finland	3,103	310,300	248,200	62,100	49,680	12,420
France	33,756	3,375,600	2,700,500	675,100	540,080	135,020
Georgia	539	53,900	43,100	10,800	8,640	2,160
Germany	44,842	4,484,200	3,587,400	896,800	717,440	179,360
Greece	100	10,000	8,000	2,000	400	1,600
Guinea	50	5,000	4,000	1,000	200	800
Hong Kong, China	7,651	765,100	612,100	153,000	61,200	91,800
Hungary	1,000	100,000	80,000	20,000	12,000	8,000
Iceland	176	17,600	14,100	3,500	2,800	700
India	83,673	8,367,300	6,693,800	1,673,500	1,338,800	334,700
Indonesia	33,607	3,360,700	2,688,600	672,100	672,100	-
Iran	15,808	1,580,800	1,264,600	316,200	189,725	126,475
Ireland	1,313	131,300	105,000	26,300	10,520	15,780
Israel	7,499	749,900	599,900	150,000	120,000	30,000
Italy	25,718	2,571,800	2,057,400	514,400	411,520	102,880
Jordan	1,192	119,200	95,400	23,800	19,040	4,760

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received

Kazakhstan	7,293	729,300	583,400	145,900	116,720	29,180
Korea	37,387	3,738,700	2,991,000	747,700	598,160	149,540
Kyrgyz Republic	268	26,800	21,400	5,400	2,160	3,240
Lao PDR	430	43,000	34,400	8,600	3,440	5,160
Luxembourg	697	69,700	55,800	13,900	11,120	2,780
Madagascar	50	5,000	4,000	1,000	400	600
Malaysia	1,095	109,500	87,600	21,900	17,520	4,380
Maldives	72	7,200	5,800	1,400	560	840
Malta	136	13,600	10,900	2,700	2,160	540
Mongolia	411	41,100	32,900	8,200	6,560	1,640
Myanmar	2,645	264,500	211,600	52,900	21,160	31,740
Nepal	809	80,900	64,700	16,200	6,480	9,720
Netherlands	10,313	1,031,300	825,000	206,300	165,040	41,260
New Zealand	4,615	461,500	369,200	92,300	73,840	18,460
Norway	5,506	550,600	440,500	110,100	88,080	22,020
Oman	2,592	259,200	207,400	51,800	41,440	10,360
Pakistan	10,341	1,034,100	827,300	206,800	165,263	41,537
Philippines	9,791	979,100	783,300	195,800	156,640	39,160
Poland	8,318	831,800	665,400	166,400	133,120	33,280
Portugal	650	65,000	52,000	13,000	10,400	2,600
Qatar	6,044	604,400	483,500	120,900	96,720	24,180
Romania	1,530	153,000	122,400	30,600	6,120	24,480
Russia	65,362	6,536,200	5,229,000	1,307,200	1,045,760	261,440
Samoa	21	2,100	1,700	400	160	240
Saudi Arabia	25,446	2,544,600	2,035,700	508,900	407,120	101,780
Serbia	50	5,000	4,000	1,000	200	800
Singapore	2,500	250,000	200,000	50,000	40,000	10,000
Spain	17,615	1,761,500	1,409,200	352,300	281,840	70,460
Sri Lanka	2,690	269,000	215,200	53,800	43,040	10,760
Sudan	590	59,000	47,200	11,800	2,450	9,350
Sweden	6,300	630,000	504,000	126,000	100,800	25,200
Switzerland	7,064	706,400	565,100	141,300	113,040	28,260
Tajikistan	309	30,900	24,700	6,200	2,480	3,720
Thailand	14,275	1,427,500	1,142,000	285,500	228,400	57,100
Timor-Leste	160	16,000	12,800	3,200	1,280	1,920
Turkey	26,099	2,609,900	2,087,900	522,000	417,600	104,400
United Arab Emirates	11,857	1,185,700	948,600	237,100	189,680	47,420
United Kingdom	30,547	3,054,700	2,443,800	610,900	488,720	122,180
Uzbekistan	2,198	219,800	175,800	44,000	35,200	8,800
Vanuatu	5	500	400	100	100	-

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received

Vietnam	6,633	663,300	530,600	132,700	106,160	26,540
Total	967,084	96,708,400	77,366,700	19,341,700	16,391,618	2,950,082

C15	Reserves

Pursuant to Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members. There was no allocation of the net income during the nine months ended Sep. 30, 2019.

C16	Distribution

Retained earnings as at Sep. 30, 2019 were USD585.10 million (Dec. 31, 2018: USD314.90 million). As at Sep. 30, 2019, USD47.88 million (for the nine months ended Sep. 30, 2018: USD82.73 million) of retained earnings has been transferred to the Reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C17	Unconsolidated structured entity

The Special Fund established and administered by the Bank based on Article 17.1 of the AOA is an unconsolidated structured entity for accounting purposes. The objective of the Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association, and other members of the Bank with substantial development needs and capacity constraints. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Fund shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The resources of the Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President; (b) income derived from investment of the resources of the Special Fund; and (c) funds reimbursed to the Special Fund, if any.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Unconsolidated structured entity (Continued)

The full cost of administering the Special Fund is charged to that Special Fund. The Bank charges an administration fee equal to 1% of contributions received, and the Special Fund bears all expenses appertaining directly to operations financed from the resources of the Special Fund.

As at Sep. 30, 2019, the Special Fund had aggregate contributions received amounting to USD103 million (Dec. 31, 2018: USD93 million). The Bank, acting as administrator of the Special Fund, receives administration fees. For the nine months ended Sep. 30, 2019, fees recognized as income amounted to USD0.052 million (for the nine months ended Sep. 30, 2018: USD0.052 million) (Note C2).

The Bank is not obliged to provide financial support to the Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties were as follows:

	Sep. 30, 2019		Dec. 31, 2018

	Key management personnel	Other related parties	Key management personnel	Other related parties

Loan investments (1)	-	47,913	-	47,007
Staff loan	16	-	24	-
Other liabilities (2) (Note C12)	-	738	-	690

The income and expense items affected by transactions with related parties were as follows:

	For the nine months ended Sep. 30, 2019		For the nine months ended Sep. 30, 2018

	Key management personnel	Other related parties	Key management personnel	Other related parties

Income from loan investments	-	2,621	-	576
Income from Special Fund (Administration Fee)	-	52	-	52

(1)   Loan investments

As at Sep. 30, 2019, the Bank has approved a USD250 million term loan facility to a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China. The Bank entered into the agreement with the borrower in the ordinary course of business under normal commercial terms and at market rates. This loan facility has been guaranteed by a commercial bank.

(2)   Other liabilities relate to the Special Fund administration fee (Note C17).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions (Continued)

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Programming Officer.

During the nine months ended Sep. 30, 2019 and the year ended Dec. 31, 2018, other than loans granted to key management personnel as disclosed above, the Bank had no other material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD3.12 million (for the nine months ended Sep. 30, 2018: USD2.60 million) and defined contribution plans of USD0.57 million (for the nine months ended Sep. 30, 2018: USD0.42 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and the temporary office accommodation to the Bank, free of charge.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the nine months ended Sep. 30, 2019, and Sep. 30, 2018.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	Sep. 30, 2019		Sep. 30, 2018
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total

Central Asia	600	-	600	69	-	69
Eastern Asia	-	2,621	2,621	-	218	218
South-eastern Asia	4,782	817	5,599	1,212	650	1,862
Southern Asia	16,362	1,487	17,849	5,474	35	5,509
Western Asia	24,651	3,717	28,369	16,669	93	16,762
Asia	46,396	8,642	55,038	23,424	997	24,421
Non-Asia	493	6,859	7,352	-	498	499
Subtotal	46,889	15,501	62,390	23,424	1,495	24,920

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C20	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage asset and liability to minimize the volatility of equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its Risk Appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board reviews and supports the Bank’s risk appetite and approves top down risk allocation, limits and key risk policies.

The Risk Committee is responsible for establishing the framework, which enables Management to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury portfolio includes cash and deposits with banks, MMFs, and investment portfolios through External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits and certain money market funds that invest in high credit quality securities.

•	Borrowings

The Bank employs a strategy of issuing notes to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Interest rate swaps are used for asset and liability management purposes to match the liabilities with the interest rate characteristics of assets such as loans and treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments of bank activities and deposit placing of treasury activities. The counterparties could default on their contractual obligations or the value of the Bank’s investments could become impaired.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with ratings 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at Sep. 30, 2019, the rating of sovereign-backed loans ranged from 2 to 10 and the related range of annualized probability of default (“PD”) was 0.10%-8.67%.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at Sep. 30, 2019, the rating of nonsovereign-backed loans ranged from 1 to 10 and the related annualized PD was 0.03%-8.67%.

•	LP Fund, investment in Trust and other fund investments

As at Sep. 30, 2019, the investment operations portfolio includes a LP Fund, investment in Trust and other fund investments described in Note C6. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

•	Bond investments

As at Sep. 30, 2019, the investment operations portfolio includes bond portfolio investments described in Note C8. The investments are measured at amortized cost and subject to ECL assessment.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single-A credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Sep. 30, 2019, the credit risk of the treasury portfolio is mainly from the deposits, MMFs and External Managers Program. Given the high credit quality, no significant loss provisions were made for the investments in the treasury portfolio for the nine months ended Sep. 30, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

The Bank has counterparty credit risk through the transaction of derivatives to hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives are managed through the Bank holding a Credit Support Annex (CSA) with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans and nonsovereign-backed loans, with their respective ECL allowance balances.

	Sep. 30, 2019		Dec. 31, 2018
	Loans and loan commitments	ECL	Loans and loan commitments	ECL

Sovereign-backed loans	6,182,272	(54,179)	4,123,810	(46,375)
Nonsovereign-backed loans	685,671	(9,689)	585,677	(2,598)
Total	6,867,943	(63,868)	4,709,487	(48,973)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) is as follows:

	Sep. 30, 2019			Dec. 31, 2018
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Central Asia	87,417	-	87,417	87,692	-	87,692
Eastern Asia	-	-	-	-	-	-
South-eastern Asia	1,187,536	-	1,187,536	899,853	-	899,853
Southern Asia	2,422,079	400,265	2,822,344	956,798	400,600	1,357,398
Western Asia	920,424	864,809	1,785,233	914,711	864,156	1,778,867
Asia	4,617,456	1,265,074	5,882,530	2,859,054	1,264,756	4,123,810
Non-Asia	299,742	-	299,742	-	-	-
Subtotal	4,917,198	1,265,074	6,182,272	2,859,054	1,264,756	4,123,810

	Sep. 30, 2019			Dec. 31, 2018
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Central Asia	-	-	-	-	-	-
Eastern Asia	247,913	-	247,913	247,007	-	247,007
South-eastern Asia	19,482	-	19,482	19,461	-	19,461
Southern Asia	48,546	-	48,546	48,643	-	48,643
Western Asia	224,572	-	224,572	124,063	-	124,063
Asia	540,513	-	540,513	439,174	-	439,174
Non-Asia	118,290	26,868	145,158	146,503	-	146,503
Subtotal	658,803	26,868	685,671	585,677	-	585,677
Total	5,576,001	1,291,942	6,867,943	3,444,731	1,264,756	4,709,487

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	Sep. 30, 2019			Dec. 31, 2018
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Investment grade	3,064,740	-	3,064,740	1,630,685	-	1,630,685
Noninvestment grade (a)	1,852,458	1,265,074	3,117,532	1,228,369	1,264,756	2,493,125
Subtotal	4,917,198	1,265,074	6,182,272	2,859,054	1,264,756	4,123,810

Nonsovereign-backed loans
Investment grade	247,913	-	247,913	247,007	-	247,007
Noninvestment grade (b)	410,890	26,868	437,758	338,670	-	338,670
Subtotal	658,803	26,868	685,671	585,677	-	585,677
Total	5,576,001	1,291,942	6,867,943	3,444,731	1,264,756	4,709,487

(a)

For the noninvestment grade sovereign-backed loan exposures as at Sep. 30, 2019, balances of USD2,011 million have internal ratings ranging from 5 to 7 (Dec. 31, 2018: USD2,005 million), and balances of USD1,107 million have internal ratings ranging from 8 to 12 (Dec. 31, 2018: USD488 million).

(b)

For the noninvestment grade nonsovereign-backed loan exposures as at Sep. 30, 2019, balances of USD174 million have internal ratings ranging from 5 to 7 (Dec. 31, 2018: USD173 million), and balances of USD264 million have internal ratings ranging from 8 to 12 (Dec. 31, 2018: USD166 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Sep. 30, 2019, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented on the statement of financial position. The maximum exposure to credit risk from the undrawn loan commitments as at Sep. 30, 2019 is USD4,920 million (Dec. 31, 2018: USD3,328 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Sep. 30, 2019	Dec. 31, 2018

Guaranteed by sovereign members	2,018,883	1,764,711
Guaranteed by nonsovereign entities	267,394	266,469
Unguaranteed (a)	4,581,666	2,678,307
Total	6,867,943	4,709,487

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to member countries.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Sep. 30, 2019, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments. There was no other credit enhancement held as at Sep. 30, 2019 and Dec. 31, 2018.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	2,859,054	1,264,756	4,123,810
Repayment	(384)	-	(384)
New loans and commitments originated	2,058,400	-	2,058,400
Movement in net transaction costs, fees, and related income through EIR method	129	317	446
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at Sep. 30, 2019	4,917,199	1,265,073	6,182,272

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,007	44,368	46,375
Additions	231	-	231
Change in risk parameters (1)	68	7,505	7,573
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
As at Sep. 30, 2019	2,306	51,873	54,179

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	585,677	-	585,677
New loans and commitments originated	100,000	-	100,000
Movement in net transaction costs, fees, and related income through EIR method	1,452	75	1,527
Repayment	(1,533)	-	(1,533)
Transfer to stage 1	-	-	-
Transfer to stage 2	(26,868)	26,868	-
As at Sep. 30, 2019	658,728	26,943	685,671

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,598	-	2,598
Additions	1,063	-	1,063
Change in risk parameters (1)	344	-	344
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(295)	5,979	5,684
As at Sep. 30, 2019	3,710	5,979	9,689

Total gross carrying amount of loans and exposure of loan commitments as at Sep. 30, 2019	5,575,927	1,292,016	6,867,943

Total ECL allowance as at Sep. 30, 2019	6,016	57,852	63,868

(1)	The change in the loss allowance is due to change in the PD and exposure at default (EAD) used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL ‘three-stage’ model for applicable financial instruments. A ‘three-stage’ model for impairment is based on changes in credit quality since initial recognition:

●

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in ‘Stage 1’, and has its credit risk continuously monitored by the Bank;

●	If it has experienced SICR since initial recognition, the financial instrument is moved to ‘Stage 2’, but is not yet deemed to be credit impaired;
●	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to ‘Stage 3’.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual bonds have different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

●	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination.
-	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio are rated using internal rating methodology. The methodology used to rate these individual financial assets depends on the type of the asset. For sovereign loans, an internal credit rating methodology is used. The methodology uses the same factors considered by the major international credit rating agencies (“ICRA”s) such as S&P, Moody’s and Fitch. If the sovereign borrower is not rated by any of the three ICRAs, the Bank uses the Economist Intelligence Unit rating assessment as the basis for further analysis. For nonsovereign loans, the loan will be rated using the risk rating methodology that is in-line with the Bank’s policy for nonsovereign-backed financing depending on the type of financing structure. More specifically, project finance transactions will be rated using a credit scoring tool for project finance. Similarly, corporate financing transactions will be rated based on a credit scoring tool for corporate finance: these initial ratings are used to estimate the Stage 1 - 12-month ECL at each reporting date to determine the SICR since origination. For bond investments, mapping to internal ratings will be adopted provided that these bonds are rated by either Standard and Poor’s, Moody’s or Fitch, with Standard and Poor’s as the primary source while the other two will be used in case ratings by Standard and Poor’s are not available.

●	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/monitoring; or
-	Changes in payment behavior.

●	Backstop

-	30 days past due.

●	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

-	significant financial difficulty of the issuer or the borrower;
-	a breach of contract, such as a default or past due event;
-

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

-	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (v)) is also being applied for assessing credit impaired financial assets.

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month ECL = :

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (Baseline, Good, Bad).

2.

Loss Given Default (LGD) is currently set as 30% for sovereign loans and on a case-by-case basis or 70% in case of insufficient information available to estimate LGD for nonsovereign-backed loans, based upon management’s estimate established on the analysis of market data statistics and related judgment.

3.	Exposure at Default (EAD) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

4.

The above calculation is performed for three different scenarios. The weights (Ws)of the 3 scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios. The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

The management has adopted an improved approach of assigning scenario weightings since Jan. 1, 2019. As at Dec. 31, 2018, the weights of the 3 scenarios are 50%, 25%, and 25% respectively for Baseline, Good and Bad scenarios. The impact of changing weights is not material to ECL as at Sep. 30, 2019.

●	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL =

1)	ECLt is the ECL calculated for each year t until its final maturity n using the formula: ECLt = , where Ws is the weight of each scenario – 46.6%% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t-1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on USD LIBOR swap curve plus the contracted spread of each loan.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

●	Macro Scenario development

-	3 Macro Scenarios – Baseline, Good, Bad. Each scenario is forecasted for 3 years.
-

For each member the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

-	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

●	Establishment of TTC PD

-	TTC PD is calculated based on each borrower’s internal AIIB rating.

●	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

●	Failure to make a payment (“payment default”) – 180 days past due for sovereign- backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
●	Breach of specific covenants that trigger a default clause.
●	Default under a guarantee or collateral or other support agreements.
●	Failure to pay a final judgment or court order.
●	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vi) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars as well as some of local currencies. The nondollar lending exposures will be hedged through swaps or other hedging mechanisms. As at Sep. 30, 2019, all current loan exposures are in US Dollars, the currency risk is not material for the Bank. A currency table for the main financial assets and financial liabilities is set out below:

As at Sep. 30, 2019	USD	Other currencies	Total
	USD equivalent
Financial assets and Financial liabilities
Cash and cash equivalents	2,925,898	5,540	2,931,438
Term deposits and certificates of deposit	12,497,600	-	12,497,600
Investments at fair value through profit or loss	2,047,167	56,073	2,103,240
Funds deposited for cofinancing arrangements	5,128	-	5,128
Loan investments, at amortized cost	1,903,620	-	1,903,620
Bond investments, at amortized cost	170,109	-	170,109
Paid-in capital receivables	2,924,691	-	2,924,691
Derivative assets	84,099	-	84,099
Total financial assets	22,558,312	61,613	22,619,925
Borrowings	(2,585,456)	-	(2,585,456)
Other liabilities	(102,369)	-	(102,369)
Total financial liabilities	(2,687,825)	-	(2,687,825)
Net currency exposure	19,870,487	61,613	19,932,100

As at Dec. 31, 2018	USD	Other currencies	Total
	USD equivalent
Financial assets
Cash and cash equivalents	2,246,730	6,011	2,252,741
Term deposits	8,223,299	-	8,223,299
Investments at fair value through profit or loss	3,324,988	496	3,325,484
Funds deposited for cofinancing arrangements	5,992	-	5,992
Loan investments, at amortized cost	1,365,187	-	1,365,187
Paid-in capital receivables	4,386,984	-	4,386,984
Total financial assets	19,553,180	6,507	19,559,687

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise. Currently, all loans of the Bank are subject to floating 6-month LIBOR, with the Bank also investing in fixed income bonds as referenced to Note C8. The Investment Operations portfolio has an overall short dated duration. In May 2019, the Bank issued a 2.5 billion USD 5-year bond at a fixed rate, which was hedged with an interest rate swap, adjusting the coupon to floating 3 month LIBOR. In July 2019, the Bank engaged an external asset manager to invest in portfolio of high credit quality securities, the weighted average duration for the portfolio is short term.

The Bank is exposed to unfavorable movements in the spread between 3-month versus 6-month LIBOR present between its resultant funding and lending operations.

The discontinuance of LIBOR and the transition to alternative reference rates also presents risks to the Bank. The transition might lead to asset liability mismatches and potential impacts on financial results. On an ongoing basis, the Bank identifies, evaluates and addresses the risks involved with such a transition.

D5	Liquidity risk

Liquidity risk is the risk that the Bank will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. Below sets out the remaining contractual maturities for the main financial liabilities:

As at Sep. 30, 2019	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Indefinite	Total
Financial liabilities
Borrowings	-	(28,439)	(28,124)	(2,724,688)	-	-	(2,781,251)
Other liabilities	(17,279)	-	-	-	-	(85,090)	(102,369)

Refer to Note C12 for maturity analysis of undiscounted cash flows deriving from derivatives.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D6	Operational risk

The Bank defines Operational Risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves, and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves, and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management (Continued)

Disclosure for Fund and Other Equity Investments

The Bank’s investments in Limited Partnership funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C6 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as Limited Partnership funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have both following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Sep. 30, 2019, such investments in Limited Partnership funds and other fund investments, amounting to USD36.72 million and USD7.23 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the statement of financial position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the nine months ended Sep. 30, 2019.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following 3 levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the statement of financial position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Sep. 30, 2019		Dec. 31, 2018

	Carrying amount	Fair value	Carrying amount	Fair value

Financial instruments

Term deposits and certificates of deposit	12,497,600	12,499,843	8,223,299	8,221,432

Loan investments, at amortized cost	1,903,620	1,908,416	1,365,187	1,379,138

Bond investments, at amortized cost	170,109	172,312	-	-

Paid-in capital receivables	2,924,691	2,923,555	4,386,984	4,341,828

As at Sep. 30, 2019, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost were calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the statement of financial position at their fair value:

As at Sep. 30, 2019
	Level 1	Level 2	Level 3	Total
Financial assets and Financial liabilities
Investments at fair value through profit or loss
- LP Fund	-	-	36,717	36,717
- Investment in Trust	-	-	48,848	48,848
- External Managers Program	-	2,010,450	-	2,010,450
- Others	-	-	7,225	7,225
Money Market Funds	-	650,728	-	650,728
Derivative assets	-	84,099	-	84,099

Total financial assets	-	2,745,277	92,790	2,838,067

Borrowings	-	(2,585,456)	-	(2,585,456)

Total financial liabilities	-	(2,585,456)	-	(2,585,456)

As at Dec. 31, 2018
	Level 1	Level 2	Level 3	Total
Financial assets
Investments at fair value through profit or loss
- Trust Fund	-	3,292,628	-	3,292,628
- LP Fund	-	-	32,360	32,360
- Others	-	-	496	496
Money Market Funds	-	1,473,408	-	1,473,408

Total financial assets	-	4,766,036	32,856	4,798,892

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the nine months ended Sep. 30, 2019.

	LP Fund	Investment in Trust	Others	Total

As at Dec. 31, 2018	32,360	-	496	32,856
Additions	3,154	49,616	8,731	61,501
Disposals	-	-	-	-
Fair value gain, net	1,203	(768)	(2,002)	(1,567)

As at Sep. 30, 2019	36,717	48,848	7,225	92,790

The Trust Fund’s notionally allocated share in the Pool and the MMFs’ shares are not traded in any market. The fair value of the Trust Fund and the MMFs is derived from that of the notionally allocated assets, or net assets value, respectively. Discounted cash flow valuation technique is used for the valuation of the underlying assets of the LP Fund. The unobservable inputs include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP fund, investment in Trust, and others are based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the period (for the year ended Dec. 31, 2018: same).